News Release
                               ------------
                    LA-Z-BOY, INC. FINISHES 1998 FISCAL YEAR
                         WITH A STRONG FOURTH QUARTER


MONROE, MI., May 21, 1998: La-Z-Boy Incorporated, the nation's largest producer of upholstered and solid wood furniture, continued reaching record levels of quarterly sales and profits in closing out its 1998 fiscal year.

Financial Details
-----------------
For the FOURTH QUARTER that ended 4/25/98, sales reached $322.0 million, up 12% from last year's fourth quarter of $287.5 million. Operating profit was up
15% to $28.3 million vs. $24.6 million.  Net income was up 27% to $19.9 million vs. $15.6 million, and net income per share was up 28% to $1.11 vs. $0.87.

1998 FISCAL YEAR sales were $1.108 billion, up 10% from last year's $1.006 billion. Operating profit was up 4% to $77.2 million vs. $73.9 million. Net income was up 10% to $49.9 million vs. $45.3 million, and net income per share was up 12% to $2.79 vs. $2.50. Each La-Z-Boy operating division recorded higher sales for the year.

Sales Trends
------------
Current sales orders backlogs and recent incoming order rates indicate that the upcoming first quarter will continue to have good sales momentum. In addition, last year's first quarter sales were not strong, which should make this year's increase better.

According to La-Z-Boy Chairman, Pat Norton, "The state of the economy, current strength of the industry and the growth of our distribution system in most of our many divisions indicate favorable results for the near term as we move into our new fiscal year."

Marketing
---------
In March, La-Z-Boy Residential hosted three consumer panel discussions in its High Point, North Carolina showroom. Organized and conducted by Better Homes and Gardens magazine, the panel consisted of subscribers to the magazine who were invited to evaluate and comment on La-Z-Boy's newest product and fabric offerings. Participants were carefully selected to represent La-Z-Boy's ideal target market - women between the age of 25 and 54 years. The results gave our Merchandising Department valuable insight. Results of this first ever pre-screening were shared with dealers during the recently completed Spring International Home Furnishings Market. Presenting product that was "pre-approved" by consumers gave us a boost in new product placements. We anticipate continuing this relationship with Better Homes and Gardens during future markets.

More Information
----------------
La-Z-Boy, Inc.'s 8-K filing including an income statement, balance sheet, cash flow statement, notes to year end financial statements, annual report narratives and additional management discussion is available now at the Company's internet site (www.lazboy.com). About 48 hours after this release, the 8-K information should be available on the SEC's web site in their EDGAR databases (www.sec.gov). The SEC's site also contains additional La-Z-Boy, Inc financial information, including 10-Q and other filings for the past three years.



NYSE & PCX:  LZB                        Contact: Gene Hardy  (734) 241-4306



5/21/98
              La-Z-Boy Incorporated Financial Information Release      1 of 3
                      CONSOLIDATED STATEMENT OF INCOME

                (Amounts in thousands, except per share data)


                                      FOURTH QUARTER ENDED
                               ----------------------------------------------
                                  (Unaudited)
                                                             Percent of Sales
                               Apr. 25,  Apr. 26,  % Over    ----------------
                                 1998      1997    (Under)     1998     1997
                               --------- --------  -------   -------  -------
Sales                          $321,984  $287,463     12%     100.0%   100.0%
Cost of sales                   234,070   211,749     11%      72.7%    73.7%
                               --------- --------  -------   -------  -------
  Gross profit                   87,914    75,714     16%      27.3%    26.3%

S, G & A                         59,577    51,105     17%      18.5%    17.7%
                               --------- --------  -------   -------  -------
  Operating profit               28,337    24,609     15%       8.8%     8.6%

Interest expense                  1,058     1,076     -2%       0.3%     0.4%
Interest Income                     459       510    -10%       0.1%     0.2%
Other income                      2,690       563    378%       0.9%     0.2%
                               --------- --------  -------   -------  -------
  Pretax income                  30,428    24,606     24%       9.5%     8.6%

Income taxes                     10,515     8,960     17%      34.6%*   36.4%*
                               --------- --------  -------   -------  -------
  Net income                    $19,913   $15,646     27%       6.2%     5.4%
                               ========= ========  =======   =======  =======

Average shares                   17,822    17,929     -1%

Net income per share              $1.11     $0.87     28%

Dividends per share               $0.21     $0.21      0%




                                        FISCAL YEAR ENDED
                               ----------------------------------------------
                                    (Audited)
                                                              Percent of Sales
                               Apr. 25,   Apr. 26,  % Over    ----------------
                                 1998       1997     (Under)   1998     1997
                              --------    --------  -------   -------  -------
Sales                       $1,108,038 $1,005,825     10%     100.0%   100.0%
Cost of sales                  825,312    744,662     11%      74.5%    74.0%
                              --------   --------  -------   -------  -------
  Gross profit                 282,726    261,163      8%      25.5%    26.0%

S,G & A                        205,523    187,230     10%      18.5%    18.6%
                              --------   --------  -------   -------  -------
  Operating profit              77,203     73,933      4%       7.0%     7.4%

Interest expense                 4,157      4,376     -5%       0.4%     0.4%
Interest Income                  2,021      1,770     14%       0.2%     0.2%
Other income                     4,207      2,508     68%       0.4%     0.1%
                              --------   --------  -------   -------  -------
  Pretax income                 79,274     73,835      7%       7.2%     7.3%

Income taxes                    29,354     28,538      3%      37.0%*   38.7%*
                              --------   --------  -------   -------  -------
  Net income                   $49,920    $45,297     10%       4.5%     4.5%
                              ========    ========  =======   =======  =======

  Average shares                17,885     18,108     -1%

  Net income per share           $2.79      $2.50     12%

  Dividends per share            $0.84      $0.78      8%


* As a percent of pretax income, not sales.



5/21/98       La-Z-Boy Incorporated Financial Information Release      2 of 3
                          CONSOLIDATED BALANCE SHEET

                            (Dollars in thousands)


                                     Audited            Increase
                               -------------------     (Decrease)
                               Apr. 25,  Apr. 26,  -----------------
                                 1998      1997     Dollars  Percent
                               --------- --------- --------- -------
Current assets
  Cash & equivalents            $28,700   $25,382    $3,318     13%
  Receivables                   238,260   215,032    23,228     11%
  Inventories
    Raw materials                43,883    36,959     6,924     19%
    Work-in-process              40,640    34,854     5,786     17%
    Finished goods               30,193    28,177     2,016      7%
                               --------- --------- --------- -------
      FIFO inventories          114,716    99,990    14,726     15%
      Excess of FIFO over LIFO  (22,812)  (21,219)   (1,593)    -8%
                               --------- --------- --------- -------
        Total inventories        91,904    78,771    13,133     17%

  Deferred income taxes          16,679    20,950    (4,271)   -20%
  Income taxes                      936      --         936     N/M
  Other current assets            6,549     2,640     3,909    148%
                               --------- --------- --------  -------
    Total current assets        383,028   342,775    40,253     12%

Property, plant & equipment     121,762   114,658     7,104      6%

Goodwill                         49,413    38,702    10,711     28%

Other long-term assets           26,148    32,272    (6,124)   -19%
                               --------- --------- --------- --------
      Total assets             $580,351  $528,407   $51,944     10%
                               ========= ========= ========= ========


Current liabilities
  Current portion-l/t debt       $4,822    $4,611      $211       5%
  Current portion-cap. leases     1,383     2,017      (634)    -31%
  Accounts payable               36,703    28,589     8,114      28%
  Payroll/Other Compensation     39,617    37,934     1,683       4%
  Income taxes                     --       5,412    (5,412)   -100%
  Other current liabilities      25,764    19,106     6,658      35%
                               --------- --------- --------- -------
    Total current liabilities   108,289    97,669    10,620      11%

Long-term debt                   66,434    52,449    13,985      27%

Capital leases                      819     2,202    (1,383)    -63%

Deferred income taxes             5,478     6,329      (851)    -13%

Other long-term liabilities      11,122    10,420       702       7%


Shareholders' equity
  Common stock, $1.00 par        17,850    17,908       (58)      0%
  Capital in excess of par       29,262    27,697     1,565       6%
  Retained earnings             342,146   314,731    27,415       9%
  Currency translation           (1,049)     (998)      (51)     -5%
                               --------- --------- --------- -------
    Total shareholders' equity  388,209   359,338    28,871       8%
                               --------- --------- --------- -------
      Total liabilities and
      shareholders' equity     $580,351  $528,407   $51,944      10%
                               ========= ========= ========= =======



5/21/98       La-Z-Boy Incorporated Financial Information Release      3 of 3


Overall:
-------
Refer to today's press release for additional information.

Results for the quarter ended April 25, 1998 include one month of income statement information and the balance sheet of Sam Moore Furniture Industries, Inc.. La-Z-Boy acquired this Bedford, Virginia-based producer of up-scale furniture on April 1, 1998.

S, G and A:
----------
Fiscal fourth quarter S, G & A increased to 18.5% of sales vs. 17.7% last year, due to professional related expenses. In addition, expense related to performance-based restricted stock options was higher primarily due to the increase in the price of La-Z-Boy, Inc. common stock. Information technology expenses also were up faster than the rate of sales and are expected to continue to be higher next year. These were offset in part by bonus related expenses being lower than last year.

Other income:
------------
Other income increased to $2.7 million from $0.6 million during the fourth quarter due to income tax refund claims based on the Company's election to value its marketable securities (including trade notes and receivables) at fair market value for tax purposes. This is expected to be a one-time occurrence.

Income tax related:
------------------
The fourth quarter tax rate decreased to 34.6% from 36.4% of pretax income reflecting a favorable shift of earnings to entities with lower effective tax rates and the settlement of an IRS audit. We expect slightly lower effective tax rates to continue for the immediate future.

Income taxes went to a prepaid of $0.9 million from a liability of $5.4 million due to the income tax refund claims as discussed in the "Other income" note above.

Deferred tax asset increased to $16.7 million in April of 1998 from $21.0 million in April of 1997 as a result of the refund claims discussed above becoming a deferred item.

Inventories:
-----------
FIFO inventories have increased compared to last year in large part due to the acquisition of companies throughout the year. On a comparable basis, that is for those divisions with full 1998-year sales and balances at both the beginning and end of the year, FIFO inventory increased 7% in total. This correlates to a comparable 9% full-year increase in sales. Year-end raw materials increased 6%, work-in-process increased 11% and finished goods increased 3%; all on a comparable basis. In addition, work-in
-process inventories have increased to support newly introduced products requiring special electrical and other purchased components, to support an increased volume of units being produced in leather, and to alleviate shortages in hardwood and plywood parts experienced earlier.

Other current assets:
--------------------
Other current assets increased mainly due to prepaid advertising. More store display materials and selling aids were purchased this fiscal year for resale to dealers during the coming fiscal year.

Goodwill:
--------
The increase in goodwill during the quarter was due to the purchase of Sam Moore Furniture Industries, Inc.

Other current liabilities:
-------------------------
The increase in other current liabilities during the quarter is due mainly to accruals relating to pending legal issues.

Long-term debt:
--------------
The increase in long-term debt during the quarter was due to a private placement financing obtained primarily for the acquisition of Sam Moore.